NUMBER

101

SHARES



FIRST CITIZENS FINANCIAL CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF GEORGIA
AUTHORIZED SHARES 50,000,000 COMMON STOCK

This Certifies That ______________________________ is the registered holder of ______________________________ shares of the above corporation, which are fully paid and non-assessable and transferable on the books of the Corporation only by written authorization of the holder and surrender of this Certificate properly endorsed or otherwise by operation of law.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officer(s) or agent(s) and its Corporate Seal to be affixed hereto this ____________ day of ____________, 20____.

____
PRESIDENT

____
SECRETARY

$.01
PAR VALUE